Project Integrate Fairness Opinion

Materials for Discussion

August 9, 2018

Broadhaven
CAPITAL PARTNERS

Important Disclosures

Broadhaven Capital Partners ("Broadhaven") has prepared and provided these materials (the "Confidential Information") solely for the information and assistance of the Special Committee of the Board of Directors (the "Board") of Sierra Income Corporation (the "Company") in connection with its consideration of the matters referred to herein. Except as otherwise agreed, without Broadhaven's prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and / or any committee thereof, on the one hand, and Broadhaven, on the other hand.

The Confidential Information has been prepared and based on information obtained by Broadhaven from publicly available sources, the Company's management, Medley Management Inc. ("Medley") and / or other sources. In preparing the Confidential Information, Broadhaven has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Broadhaven, and Broadhaven does not assume any liability for any such information. Broadhaven does not provide accounting, tax, legal, accounting or regulatory advice. Broadhaven's role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Broadhaven does not assume responsibility if future results are materially different from those forecast.

Broadhaven has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relevant merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Broadhaven as of, the date of such Confidential Information, and Broadhaven assumes no responsibility for updating or revising the Confidential Information.

These materials and the related presentation supersede any previous documents or presentations delivered by Broadhaven to the recipient in connection with the proposed transaction. These materials and the related presentation and the information contained herein and therein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisory or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategy, and does not constitute legal, regulatory, accounting or tax advice to the recipient. Broadhaven recommends that the recipient seek third party legal, regulatory, accounting and tax advice regarding the contents of this document and the related presentation.

Notwithstanding anything herein to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Broadhaven imposing any limitation of any kind.

Table of Contents

I. Summary of Proposed Transaction
II. Overview of SIC, MCC, and MDLY
III. Investment Portfolio Observations – SIC & MCC
IV. Valuation Analysis – SIC & MCC
V. Valuation Analysis – MDLY
VI. Merger Analysis

Appendix:
I. MDLY – Additional Information
II. Historical Public Market M&A Premiums Paid

I. Summary of Proposed Transaction

Summary of Proposed Transaction

Structure	▪ Three-way combination of Sierra Income Corporation ("SIC" or "Sierra"), Medley Capital Corporation ("MCC") and Medley Management Inc ("MDLY") through two contemporaneous transactions that will be cross conditioned upon each other – Merger of MCC into SIC – Acquisition of MDLY by SIC
Transaction Terms and Consideration	▪ MCC shareholders to receive 0.805 SIC shares per MCC share ▪ MDLY shareholders to receive mix of SIC shares, cash and a special dividend – Cash of $3.44 per share – 0.3836x SIC shares per MDLY share (we discuss the value of SIC shares later in this presentation) – Special dividend of $0.40 per share in cash (as follows: to public shareholders, $0.65 per share and to management units, $0.35 per share) – Depending on the valuation of SIC, cash will be 65 – 70% of the total consideration (inclusive of the special dividend)
Pro Forma Ownership	▪ 63% to SIC shareholders, 28% to MCC shareholders and 9% to MDLY shareholders (of which 7% to management)
Tax Receivable Agreement ("TRA")	▪ MDLY has agreed to terminate the existing TRA with unitholders and, as a consequence of which, NewCo will receive 100% of the value of the basis step up created from the acquisition
Board of Directors	▪ The pro forma board of the company will consist of three independent directors from SIC, two independent directors from MCC and one member of senior management of MDLY ▪ Brook Taube will be Chairman
Key Management	▪ NewCo will enter into employment contracts with key management personnel as part of the transaction. Employment arrangements have been reviewed by a compensation consultant
Expected Closing & Related Conditions	▪ By year end 2018 ▪ Conditions to closing will include – Receipt of SEC exemptive relief as to (1) the ownership of a registered investment company and (2) the merger of two registered investment advisors – Shareholder votes of SIC, MCC and MDLY shareholders – Receipt of SEC clearance of accounting treatment (fair value vs consolidation of MDLY) – Other customary closing conditions

Summary of Proposed Transaction

Transaction Rationale

- The objective of Project Integrate is to combine SIC, MCC, and MDLY to create a leading, publicly-traded, internally managed BDC, which provides compelling strategic and financial benefits to the shareholders of SIC, MCC and MDLY
- Creates the second largest internally managed BDC by assets
- Creates a liquid, publicly-traded security
  - Provides liquidity for SIC shareholders
  - Significantly increases equity market liquidity for MCC and MDLY shareholders
  - NewCo should have greater access to capital markets as a combined and larger entity with an enhanced opportunity to drive efficiencies with financing providers
- Financially attractive to SIC shareholders
  - 15.6% accretive to 2019P net investment income per share
  - 0.94bps accretive to 2019P operating return on equity
  - Modestly accretive to NAV per share
- NewCo will become an internally managed BDC, which may provide valuation upside
- The transaction assumes approximately:
  - $7.5mm in incremental compensation expense
  - $6.8mm in cost savings

Summary of Proposed Transaction

Process Timeline

- MDLY advised the Board of Directors of SIC on June 18, 2018 that it wished the Board to:
  - Form a Special Committee of SIC's Board (the "Special Committee")
  - Consider the framework of a proposed series of transactions (the "Transactions") in which MDLY, MCC and SIC would be merged with SIC as the acquiror
  - Retain counsel and financial advisors to assist the Special Committee in its deliberations
- Broadhaven, which had previously represented MDLY jointly with Goldman Sachs in an unsuccessful sales process, interviewed with the Special Committee on June 18, 2018 and was advised by the Committee later that week that the Special Committee wished to retain Broadhaven as financial advisor. At that meeting, Broadhaven:
  - Presented its qualifications
  - Discussed the manner in which it would analyze the framework and the other work it would perform were it retained by the Special Committee
  - Disclosed prior work Broadhaven and members of its team have done for MDLY
- On July 2, 2018, the Board of SIC met and authorized the formation of the Special Committee. Broadhaven was formally engaged as of that date
- At the July 2, 2018 meeting, MDLY management advised the Special Committee and its advisors that it would provide the Special Committee with a proposal (the "Proposal") which would be generally consistent with the terms of the framework but would provide more detail as to the Transactions

Summary of Proposed Transaction

Process Timeline

- From July 2, 2018 to date Broadhaven has taken part in numerous discussions and meetings, both in person and by phone, with the Special Committee, Sullivan & Worcester ("S&W"), Goldman Sachs and MDLY management for the purposes of performing due diligence and negotiating on behalf of the Special Committee, work performed includes but is not limited to the below
  - Multiple due diligence calls with Goldman Sachs and MDLY management to discuss the overall structure of the proposed Transactions, MDLY management's view of the benefits to SIC shareholders from the Transactions, financial outlook for SIC, MCC and MDLY and legal, tax, accounting, and regulatory considerations of the Transactions
  - In person meeting with the Special Committee and S&W on July 18, 2018 to discuss Broadhaven's due diligence findings as well as potential counterproposal terms
  - Various in person meetings together with the Special Committee, S&W, MDLY management and Goldman Sachs on July 18, 2018 to discuss feedback and alternatives related to multiple counter proposals to the initial framework
  - Post July 18, 2018 Broadhaven has conferred with the Special Committee and S&W on several occasions to provide further updates on due diligence and discuss terms of the proposed Transactions after receiving updates from MDLY management and Goldman Sachs
  - MDLY is currently seeking clearance from the SEC on several items
    1. Whether the accounting treatment for the acquisition of MDLY will be fair value or consolidation, which has value implications for the TRA
    2. Whether the Company can get exemptive relief to own more than 5% of a registered investment manager
    3. Exemptive relief with respect to the merger of two registered investment advisors

II. Overview of SIC, MCC, and MDLY

Overview of SIC, MCC and MDLY

	SIERRA INCOME CORPORATION	MEDLEY CAPITAL CORPORATION	MEDLEY
Company Overview	▪ Closed-end non-traded BDC externally managed by Medley Management ▪ Retail focused distribution ▪ Invests in small and middle-sized companies in the U.S. with annual revenue between $50mm and $4bn ▪ Portfolio generally consists of senior secured debt, second lien secured debt and subordinated debt	▪ Closed-end BDC externally managed by Medley Management ▪ Invests in private middle market companies primarily through directly originated transactions ▪ Portfolio generally consists of senior secured first lien loans and senior secured second lien loans	▪ Alternative asset management firm offering yield solutions to retail and institutional investors ▪ Has $5bn in AUM across two BDCs, Medley and SIC, and several private investment vehicles (including 5 institutionally focused SMAs) ▪ Over the past 15 years, has provided capital to 400+ companies across 35 industries in North America
Selected Business Metrics	▪ **6/30/18 NAV:** $704mm ▪ **6/30/18 Portfolio Size:** $991mm ▪ **6/30/18 Regulatory Leverage:** 0.72x ▪ **6/30/18 Portfolio Yield:** 9.4% (3) ▪ **6/30/18 Operating ROE:** 6.8%	▪ **Market Cap:** $185mm (1) ▪ **6/30/18 NAV:** $350mm ▪ **6/30/18 Portfolio Size:** $635mm ▪ **6/30/18 Regulatory Leverage:** 0.79x ▪ **6/30/18 Portfolio Yield:** 7.6% (3) ▪ **6/30/18 Operating ROE:** 1.0%	▪ **Market Cap:** $111mm (1) ▪ **6/30/18 Total FEAUM:** $3.0bn ▪ **5-Year FEAUM CAGR:** 11%

Financial Metrics

Net Investment Income (2) (SIC)



$52.7
$47.9
$48.8
LTM
2018E
2019P

Net Investment Income (2) (MCC)



$24.7
$11.0
$19.8
LTM
2018E
2019P

Core EBITDA and Margin (2) (MDLY)



41%
42%
50%
$26.5
$26.5
$38.2
LTM
2018E
2019P

Note: 6/30/2018 results based on draft 10Qs

1. As of August 8, 2018 as reported by Capital IQ
2. Core EBITDA calculated as Core Net Income before interest expense, income taxes, depreciation and amortization; sourced from Company filings; see appendix for schedule of adjustments; Projections per MDLY management
3. Total interest and dividend income / average investments at fair value

Broadhaven CAPITAL PARTNERS

SIC Summary Financials

$mm unless otherwise stated	Fiscal Year 12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	Quarter 6/30/2017	6/30/2018	Average 2013-Q2 2018
Income Statement								
Net investment income	$5.3	$19.6	$46.5	$60.0	$52.5	$12.1	$12.3	
Net realized and unrealized gain / (loss)	0.9	(5.5)	(56.6)	9.4	(40.0)	(4.0)	(17.6)	
Net earnings	6.3	14.1	(10.1)	69.3	12.5	8.1	(5.3)	
Earnings per share	$0.85	$0.40	($0.14)	$0.77	$0.13	$0.08	($0.05)	
Net investment income per share	0.72	0.55	0.66	0.66	0.55	0.13	0.13	
Balance Sheet								
Investments, at fair value	$137.8	$616.9	$907.4	$983.1	$1,064.1	$1,063.3	$991.4	
Total shareholders' equity	153.0	486.5	674.1	773.1	740.0	770.0	$704.0	
NAV / share	$9.18	$8.97	$8.16	$8.17	$7.66	$8.02	$7.27	
Dividend	$6.0	$28.8	$56.8	$68.6	$61.5	$15.1	$15.6	
Dividend per share	0.80	0.80	0.80	0.76	0.64	0.16	0.16	
Dividend yield [1]	7.8%	7.8%	8.8%	8.4%	7.9%	7.5%	8.0%	7.9%
Dividend payout ratio	113%	147%	122%	114%	117%	125%	127%	124%
Operating Ratios								
Return on equity:								
GAAP	7.2%	4.4%	(1.7%)	9.6%	1.7%	4.2%	(3.0%)	3.7%
Operating	6.2	6.1	8.0	8.3	6.9	6.3	6.8	7.0
Portfolio yield [2]	10.0	10.8	11.5	10.4	9.9	9.4	9.2	
Portfolio yield (simplified) [3]	8.8	8.3	9.8	9.6	9.7	9.7	9.4	
Non-accrual % of total portfolio (at cost)	--	N/A	N/A	5.6	8.1	5.5	8.6	
Non-accrual % of total portfolio (at fair value)	--	0.1	1.1	3.6	2.6	3.3	4.2	
Debt / equity (regulatory)	0.23x	0.78x	0.72x	0.68x	0.75x	0.77x	0.72x	
Debt / equity (GAAP)	0.10	0.49	0.57	0.50	0.58	0.55	0.54	

Source: Company filings, S&P Global; 6/30/2018 results based on draft 10Q
1. Dividends paid / net investment income
2. The weighted average yield represents amortized total investments yield to maturity including the yield of cash collateral on the total return swap
3. Total interest and dividend income / average investments at fair value

MCC Summary Financials

Calendar Year Financials

$mm unless otherwise stated	Calendar Year 12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	Quarter 6/30/2017	6/30/2018	Average 2013-Q2 2018
Income Statement								
Net investment income	$53.8	$78.0	$68.2	$48.1	$33.4	$9.6	$0.9	
Net realized and unrealized gain / (loss)	(9.7)	(58.5)	(103.9)	(30.5)	(86.8)	(6.6)	(27.6)	
Net earnings	44.1	19.5	(35.6)	17.6	(53.3)	3.0	(26.7)	
Earnings per share	$1.27	$0.43	($0.65)	$0.32	($0.99)	$0.06	($0.49)	
Net investment income per share	1.56	1.51	1.20	0.88	0.61	0.18	0.02	
Balance Sheet								
Investments, at fair value	$818.5	$1,222.7	$1,115.1	$917.6	$835.9	$880.6	$634.9	
Total shareholders' equity	509.9	689.8	562.7	511.3	419.8	481.3	350.2	
NAV / share	$12.68	$11.74	$10.01	$9.39	$7.71	$8.84	$6.43	
Dividend	$49.4	$79.9	$69.1	$57.2	$38.1	$8.7	$5.4	
Dividend per share	1.46	1.48	1.20	1.04	0.70	0.16	0.10	
Dividend yield [(1)]	10.5%	16.0%	16.0%	13.8%	13.4%	10.0%	11.5%	13.4%
Dividend payout ratio	92%	102%	101%	119%	114%	91%	602%	135%
Operating Ratios								
Return on equity:								
GAAP	10.1%	3.3%	(5.7%)	3.3%	(11.5%)	2.5%	(29.1%)	(2.7%)
Operating	12.3	13.0	10.9	8.9	7.2	7.9	1.0	9.7
Portfolio yield [(2)]	13.6	12.5	12.2	11.7	10.6	11.0	10.0	
Portfolio yield (simplified) [(3)]	12.5	11.9	11.5	10.5	9.5	9.6	7.6	
Non-accrual % of total portfolio (at fair value)	0.5	1.3	4.2	6.6	7.8	7.7	10.0	
Debt / equity (regulatory)	0.63x	0.71x	0.78x	0.70x	0.76x	0.77x	0.79x	
Debt / equity (GAAP)	0.71	0.86	1.04	0.99	1.11	1.07x	1.21	

Source: Company filings, S&P Global; 6/30/2018 results based on draft 10Q
1. Dividends paid / net investment income
2. The weighted average yield is based upon original cost on MCC's income bearing debt investments
3. Total interest and dividend income / average investments at fair value

MDLY Summary Financials

$mm unless otherwise stated	Fiscal Year					Quarter		CAGR
	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	6/30/2017	6/30/2018	2013-Q2 2018
FEAUM								
Total FEAUM	$1,765	$3,041	$3,302	$3,190	$3,158	$3,279	$2,960	12.2%
Total AUM	2,283	3,682	4,779	5,335	5,198	$5,438	$5,036	N/A
Income Statement								
Total revenues	$59.6	$82.5	$67.4	$76.0	$65.8	$16.4	$15.2	(26.2%)
Core EBITDA	25.6	48.0	41.7	38.5	29.4	8.2	5.3	(29.5)
Normalized core net income [(1)]	13.6	24.0	18.7	16.5	10.1	3.0	1.6	(37.7)
Core net income per share	$0.45	$0.79	$0.61	$0.54	$0.33	$0.10	$0.05	
Balance Sheet								
Total assets	$550.0	$908.2	$119.8	$122.4	$127.9	$144.5	$94.2	
Total debt	27.7	100.9	100.9	102.0	126.1	125.4	126.8	
Total shareholders' equity	446.0	621.1	(17.7)	(47.7)	(77.1)	(58.0)	(96.5)	
Operating Ratios								
FEAUM growth		72%	9%	(3%)	(1%)	2%	(10%)	
Revenue growth		38	(18)	13	(13)	(23)	(8)	
EBITDA margin	43%	58	62	51	45	50	35	

Source: 10K and 10Q filings; 6/30/2018 results based on draft 10Q

1. Adjustments include reimbursable fund startup expenses, other non-core items, IPO date awarded stock-based compensation and income tax expense on adjustments; Assuming 43% normalized tax rate for fiscal years 2013-2017 and 33% normalized tax rate for Q2 2018

MCC Trading History

Price Performance – Last 5 Years



$15.00
$12.00
$9.00
$6.00
$3.00
$0.00
10.00
8.00
6.00
4.00
2.00
0.00
3.39
Aug-13
Apr-14
Jan-15
Sep-15
Jun-16
Mar-17
Nov-17
Aug-18
Volume (mm shares)
Price

Current	$3.39
1 Month	3.43
6 Month	3.83
1 Year	4.76

Note: Market data as of August 8, 2018 as reported by Capital IQ

MCC Trading History

Price / NAV – Last 5 Years

Current P / NAV	48%
52 Week High	74
52 Week Low	48
YTD Median	53



160%
120%
80%
40%
0%
100%
48%
Aug-13
Apr-14
Jan-15
Sep-15
Jun-16
Mar-17
Nov-17
Aug-18

Note: Market data as of August 8, 2018 as reported by Capital IQ

MDLY Trading History

Price Performance – Since IPO

Current	$3.45
1 Month	3.68
6 Month	4.96
1 Year	5.61



$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
1.00
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
3.45
0.10
0.00
Oct-14
Jul-15
Apr-16
Jan-17
Oct-17
Aug-18
Volume (mm shares)
Price

Broadhaven
CAPITAL PARTNERS

Note: Market data as of August 8, 2018 as reported by Capital IQ

MDLY Trading History

Price / NTM EPS Performance

Current P / NTM EPS	9.9x
52 Week High	15.8
52 Week Low	9.1
YTD Median	11.6



16.0
12.0
8.0
4.0
Oct-14
May-15
Nov-15
Jun-16
Dec-16
Jul-17
Jan-18
10.3x
9.9x
MDLY P / NTM EPS
Median P / NTM EPS

Broadhaven
CAPITAL PARTNERS

Note: Market data as of August 8, 2018 as reported by Capital IQ

MDLY – Previous Sale Process

Process Overview and Summary

- In October 2017, MDLY embarked on a process to consider a range of strategic options to help it achieve several objectives:
  - Increased scale
  - Greater access to capital and distribution
  - Simplification of corporate structure
- MDLY engaged Goldman Sachs and Broadhaven to represent it in the process
- 38 potential counterparties were contacted
  - 24 executed confidentiality agreements and received confidential information memos
  - 7 submitted preliminary bids
- 4 potential buyers were invited to the second round of the sale process
- MDLY entered into exclusivity with one counterparty; negotiations were subsequently terminated

III. Investment Portfolio Observations – SIC & MCC

Overview of SIC and MCC Portfolios

	SIERRA INCOME CORPORATION	MEDLEY CAPITAL CORPORATION
Portfolio Metrics	▪ **Portfolio Size (Fair Value):** $991mm ▪ **Portfolio Size (At Cost):** $1,059mm ▪ **Non-Accruals (Fair Value):** 4.2% ▪ **Regulatory Leverage:** 0.72x ▪ **Portfolio Yield** (1)**:** 9.4%	▪ **Portfolio Size (Fair Value):** $635mm ▪ **Portfolio Size (At Cost):** $752mm ▪ **Non-Accruals (Fair Value):** 10.0% ▪ **Regulatory Leverage:** 0.79x ▪ **Portfolio Yield** (1)**:** 7.6%

Investment Portfolio Breakdown by Loan Type (2)



Subordinated Notes
7.9%
Senior Secured
First Lien Notes
4.4%
Equity / Warrants
8.1%
Sierra JV
8.6%
Senior Secured First
Lien Term Loans
51.5%
Senior Secured Second
Lien Term Loans
19.5%



Senior Secured First
Lien Notes
3.2%
Senior Secured Second
Lien Term Loans
7.5%
Unsecured Debt
0.2%
MCC JV
12.3%
Senior Secured First
Lien Term Loans
60.5%
Equity / Warrants
16.3%

Investment Portfolio Breakdown by Sector (2)



Hotel, Gaming & Leisure
3.9%
Energy & Mining
3.6%
Aerospace & Defense
5.4%
Multi-Sector &
Wholesale
21.5%
Consumer Retail
5.8%
Financial Services
6.0%
Healthcare
8.1%
Business
Services
18.8%
TMT
11.8%
Industrials
15.1%



Consumer Retail
4.4%
Financial Services
2.4%
Aerospace & Defense
5.9%
Hotel, Gaming & Leisure
5.9%
Industrials
23.4%
Healthcare
7.0%
Energy & Mining
8.8%
Business Services
17.9%
TMT
9.0%
Multi-Sector
15.2%

Broadhaven
CAPITAL PARTNERS

Note: 6/30/2018 results based on draft 10Qs
1. Total interest and dividend income / average investments at fair value
2. Based on fair value

Portfolio Analysis

Based on Fair Market Value

Duplicate Credits as a % of Fair Market Value (1) (%)

SIC	MCC	Combined
Portfolio FMV: $1,392mm	Portfolio FMV: $910mm	Portfolio FMV: $2,302mm



51.9%
48.1%
50.1%
49.9%
51.2%
48.8%
% Duplicate Products Between MCC and SIC
% Remainder of Portfolio

Non-Accrual Duplicate Credits as a % of Non-Accrual Fair Market Value (2) (%)

SIC	MCC	Combined
Non-Accrual FMV: $41mm	Non-Accrual FMV: $63mm	Non-Accrual FMV: $105mm



18.9%
81.1%
33.1%
66.9%
27.4%
72.6%
% Duplicate Non-Accrual Products Between MCC and SIC
% Remainder of Non-Accrual Portfolio

1. Portfolio data as of March 31, 2018; MCC portfolio includes investments in MCC on-book, MCC SLS JV and SBIC. SIC portfolio includes SIC on-book, SIC SLS JV and SIC TRS
2. As of June 30, 2018, per Medley management

IV. Valuation Analysis – SIC & MCC

Valuation Observations – SIC & MCC

Valuation Methodologies

- BDCs typically trade publicly in relation to:
  - NAV
  - Dividend yield / net interest income
- There is a correlation between P / NAV and ROE that has varied over time
- There are only a small number of transactions in the BDC space that offer precedents for a SIC / MCC merger

Comparison Between SIC and MCC

- SIC and MCC are similar in important ways:
  - Meaningful portfolio overlap (approximately 48% by dollar value of the credits at SIC are also present at MCC)
  - Same external manager
  - Substantially similar investment strategy
  - Similar leverage level
- An important substantive difference between the respective portfolios is higher credit risk in the MCC portfolio vs the SIC portfolio

BDC Industry Price / NAV Trading History

Last 3 Years

Price / NAV (%)



135%
125%
115%
105%
95%
85%
75%
65%
55%
45%
Aug-15
Feb-16
Aug-16
Feb-17
Aug-17
Feb-18
Aug-18
113%
110%
92%
91%
72%
49%
Avg. Internally Managed (1)
Internally Managed 5-Yr. Median
Avg. Externally Managed (2)
Externally Managed 5-Yr. Median
MCC P / NAV
MCC P / NAV (5-Yr. Median)

Broadhaven CAPITAL PARTNERS

Note: Market data as of August 2, 2018 as reported by Capital IQ; Includes BDCs with market capitalization greater than $100mm

1. Internally Managed BDCs include MAIN, HTGC, TCAP, CSWC and KCAP
2. Externally Managed BDCs include ARCC, PSEC, CCT, FSIC, TSLX, AINV, CGBD, GBDC, NMFC, SLRC, TCPC, GSBD, OCSL, PFLT, PNNT, BKCC, GAIN, OXSQ, FDUS, WHF, MRCC, SUNS, TCRD, OCSI, GLAD, TPVG, SCM, MCC, MVC, OFS, SAR, GARS, CPTA, ACSF and HRZN

Comparable Public Companies Analysis

Ticker	Company	Market Data: Share Price 8/2/2018	Market Data: Market Cap (mm)	Valuation: Price / NAV	Valuation: MRQ Div. Yield	Valuation: Price / 2019E Earnings	MRQ Leverage	Investments at Fair Value (mm)	2019E ROE
Internally Managed:									
MAIN	Main Street Capital Corporation	$39.88	$2,371	166%	5.9%	15.2x	0.45x	$2,364	10.8%
HTGC	Hercules Capital, Inc.	13.52	1,268	132	9.2	9.7	0.64	1,702	13.8
TCAP	Triangle Capital Corporation	11.80	562	86	10.2	14.5	0.26	858	5.8
CSWC	Capital Southwest Corporation	18.33	296	96	6.3	11.5	0.31	393	8.4
KCAP	KCAP Financial, Inc.	3.18	118	67	12.6	9.4	0.58	274	7.4
			Mean	**110%**	**8.8%**	**12.1x**	**0.45x**	**$1,118**	**9.2%**
			Median	**96**	**9.2**	**11.5**	**0.45**	**858**	**8.4**
Externally Managed:									
ARCC	Ares Capital Corporation	$17.24	$7,349	101%	8.8%	10.1x	0.63x	$11,527	10.0%
PSEC	Prospect Capital Corporation	6.94	2,521	75	10.4	8.8	0.71	5,720	8.8
CCT	Corporate Capital Trust, Inc. (KKR)	17.02	2,113	86	9.5	10.0	0.64	3,992	8.5
FSIC	FS Investment Corporation	8.15	1,953	89	9.3	9.6	0.76	3,804	9.3
TSLX	TPG Specialty Lending, Inc.	19.74	1,286	121	7.9	10.0	0.81	1,909	12.0
AINV	Apollo Investment Corporation	5.90	1,271	90	10.2	10.0	0.56	2,248	8.9
CGBD	TCG BDC, Inc. (Carlyle)	17.88	1,119	99	8.3	10.3	0.71	1,913	N/A
GBDC	Golub Capital BDC, Inc.	19.01	1,138	118	6.7	14.6	0.57	1,760	8.1
NMFC	New Mountain Finance Corporation	14.15	1,077	104	9.6	10.0	0.80	1,978	10.2
SLRC	Solar Capital Ltd.	21.37	903	98	7.7	11.2	0.59	1,472	8.5
TCPC	TCP Capital Corp.	14.83	872	100	9.7	9.2	0.77	1,620	9.8
GSBD	Goldman Sachs BDC, Inc.	21.32	857	118	8.4	10.5	0.69	1,237	11.5
OCSL	Oaktree Specialty Lending Corporation	5.01	706	85	6.8	11.0	0.70	1,401	7.9
PFLT	PennantPark Floating Rate Capital Ltd.	13.59	527	97	8.4	11.6	0.60	834	8.4
PNNT	PennantPark Investment Corporation	7.52	534	84	9.6	9.6	0.46	948	8.6
BKCC	BlackRock Capital Investment Corporation	6.06	430	80	11.9	7.7	0.45	776	N/A
GAIN	Gladstone Investment Corporation	11.73	385	101	6.9	7.4	0.28	629	16.4
OXSQ	Oxford Square Capital Corp.	6.95	342	92	11.5	N/A	0.42	453	N/A
FDUS	Fidus Investment Corporation	14.69	359	91	10.6	9.4	0.14	646	9.8
WHF	WhiteHorse Finance, Inc.	14.75	303	103	9.6	9.9	0.62	468	10.4
MRCC	Monroe Capital Corporation	13.25	268	98	10.6	8.4	0.44	496	11.6
SUNS	Solar Senior Capital Ltd.	16.84	270	100	8.4	11.7	0.52	424	8.5
TCRD	THL Credit, Inc.	7.94	259	76	13.6	7.5	0.81	600	10.2
OCSI	Oaktree Strategic Income Corporation	8.53	251	85	6.6	13.0	0.88	543	N/A
GLAD	Gladstone Capital Corporation	9.51	264	107	8.8	11.2	0.48	405	9.5
TPVG	TriplePoint Venture Growth BDC Corp.	13.77	245	102	10.5	8.6	0.67	398	12.9
SCM	Stellus Capital Investment Corporation	13.12	209	94	10.4	9.3	0.74	431	10.1
MCC	Medley Capital Corporation[1]	3.43	187	49	11.7	23.9	0.79	635	6.2
MVC	MVC Capital, Inc.	9.41	177	72	6.4	13.3	0.55	325	5.4
OFS	OFS Capital Corporation	11.59	155	85	11.7	7.8	0.22	335	10.8
SAR	Saratoga Investment Corp.	24.22	181	105	8.4	10.6	0.49	343	10.3
GARS	Garrison Capital Inc.	8.31	133	72	13.5	8.0	0.95	393	8.8
CPTA	Capitala Finance Corp.	8.60	137	63	11.6	7.8	0.61	504	8.0
ACSF	American Capital Senior Floating, Ltd.	12.25	123	93	9.5	N/A	0.72	225	N/A
HRZN	Horizon Technology Finance Corporation	10.95	126	94	11.0	9.0	0.78	226	10.5
			Mean	**92%**	**9.5%**	**10.3x**	**0.62x**	**$1,475**	**9.7%**
			Median	**94**	**9.6**	**10.0**	**0.63**	**635**	**9.7**

Note: Market data as of August 2, 2018 as reported by Capital IQ; Financial data as of most recently reported quarter
1. MCC leverage and investments at fair value per 6/30/2018 financials; All other metrics based on publicly available information

Broadhaven
CAPITAL PARTNERS

Selected Precedent Transactions

BDCs

Precedent Transactions as of 8/2/2018 [1]

Date	Target	Acquirer	Firm Value (mm)	Investment Portfolio Value (mm)	Price / MRQ NAV	Price / LTM NII	Price / NTM NII	Premium to 1 Day Prior Share Price	Premium to 1 Month Prior Share Price
Jul-18	FS Investment Corporation [2]	Corporate Capital Trust	$2,162	$3,992	86%	10.4x	10.6x	2%	4%
Apr-18	Triangle Capital Corporation	Benefit Street Partners	981	1,016	90 [4]	8.4	10.4	9	3
Jun-16	Full Circle Capital	Great Elm Capital	81	91	100	9.1	N/A	N/A	N/A
May-16	American Capital [3]	Ares Capital	3,198	4,737	68	11.5	11.4	(12)	(13)
Sep-15	TICC Capital Corp (Cancelled)	TPG Specialty Lending	464	956	90	8.7	8.8	20	12
Apr-15	MCG Capital	PennantPark Floating Rate Capital	175	50	99	N/M	N/M	16	18
Aug-10	GSC Investment Corp	Saratoga Investment Corp	41	90	44	6.6	6.6	(40)	(29)
Oct-09	Allied Capital	Ares Capital	648	2,511	52	7.2	39.0	27	10
Aug-09	Patriot Capital Funding	Prospect Capital	86	352	54	4.3	5.8	4	153
Mean					**76%**	**8.3x**	**13.2x**	**3%**	**20%**
Median					**86**	**8.5**	**10.4**	**7**	**7**

Source: Company merger press releases, Company merger investor presentations, Company filings; Premiums as reported by Capital IQ
1. Data at the time of transaction announcement; Firm values include earnout provisions as applicable
2. Exchange ratio as of 3/31/2018 and excludes merger-related adjustments and mandatory tax distribution for CCT pre-close; shares valued at FSIC P/NAV day prior to announcement
3. Excludes $275mm in cash from Ares Management and $562mm in cash for the sale of American Capital Mortgage Management
4. Adjusted to exclude contractual interest payments from signing to closing

BDC Regression Analysis

Combined Internally and Externally Managed (1)



y = 0.07x + 0.24
R² = 0.37
MAIN ST CAPITAL CORPORATION
Hercules CAPITAL
SIERRA INCOME CORPORATION
SIERRA INCOME CORPORATION
MEDLEY CAPITAL CORPORATION
Price / NAV
180%
160%
140%
120%
100%
80%
73%
60%
58%
40%
4.0
4.8 (2)
6.0
7.0 (3)
8.0
10.0
12.0
14.0
2019P ROE

Note: Market data as of August 2, 2018 as reported by Capital IQ
1. Includes BDCs with market capitalization greater than $100mm
2. Medley Management projections for net investment income less average net realized and unrealized gains and losses in 2016-2017
3. Medley Management projections

Comparison of Retail BDCs

$mm, except per share data	SIERRA INCOME CORPORATION	FS INVESTMENT CORPORATION A Business Development Company	CORPORATE CAPITAL TRUST
At Listing			
IPO date		April 16, 2014	November 14, 2017
IPO price		$10.25	$17.60
Price / NAV		101%	88%
Externally managed BDC industry average P / NAV [(1)]		98	93
LTM operating ROE		9.5%	7.7%
LTM GAAP ROE		10.3	7.8
Annualized dividend [(2)]		$0.89	$1.07
Dividend yield [(2)]		8.7%	6.1%
After 3 Months			
Share price		$10.56	$15.11
Externally managed BDC industry average P / NAV [(1)]		100%	87%
P / NAV		103	76
Current Valuation			
Share price		$8.15	$17.02
P / NAV [(3)]		89%	86%
Externally managed BDC industry average P / NAV [(1)]	92%	92	92
LTM operating ROE [(3)]	6.6	8.8	7.8
LTM GAAP ROE [(3)]	0.4	5.8	6.1
MRQ dividend yield		9.3	9.5

Note: Market data as of August 2, 2018 as reported by Capital IQ
1. Industry comparison group includes ARCC, PSEC, CCT, FSIC, TSLX, AINV, CGBD, GBDC, NMFC, SLRC, TCPC, GSBD, OCSL, PFLT, PNNT, BKCC, GAIN, OXSQ, FDUS, WHF, MRCC, SUNS, TCRD, OCSI, GLAD, TPVG, SCM, MCC, MVC, OFS, SAR, GARS, CPTA, ACSF and HRZN
2. Excludes special dividends
3. Data as of March 31, 2018

Side-by-Side Comparison of SIC and MCC

$mm unless otherwise stated	SIC Quarter Ended 6/30/2018	MCC Quarter Ended 6/30/2018
Investments, at fair value	$991	$635
Non-accrual % of portfolio (fair value)	4.2%	10.0%
Fair value as % of amortized cost	94	84
GAAP ROE	(3.0%)	(29.1%)
Operating ROE	6.8	1.0
Portfolio yield	9.2%	10.0%
Portfolio yield (simplified)	9.4	7.6
Debt / equity (regulatory)	0.72x	0.79x
Dividend payout ratio	127%	602%

Note: 6/30/2018 results based on draft 10Qs

SIC Analysis at Various Prices

Price Per Share		**$3.64**	**$4.36**	**$5.09**	**$5.82**	**$6.55**	**$7.27**
Premium / (discount) to NAV		*50.0%*	*60.0%*	*70.0%*	*80.0%*	*90.0%*	*100.0%*
Equity value		**$352.0**	**$422.4**	**$492.8**	**$563.2**	**$633.6**	**$704.0**
	Metric						
P / Net Earnings Per Share							
2018E	$0.14	25.3x	30.3x	35.4x	40.5x	45.5x	50.6x
2019P	0.50	7.2	8.7	10.1	11.5	13.0	14.4
Yield per Share							
Most recent quarter NII annualized	$0.50	13.8%	11.5%	9.9%	8.7%	7.7%	6.9%
Most recent quarter dividend annualized	0.64	17.6	14.7	12.6	11.0	9.8	8.8
Price / NAV Regression Analysis							
2019E forecast	7.0%	(24.9%)	(15.3%)	(5.6%)	4.0%	13.6%	23.3%
2019P forecast (adjusted) (1)	4.8	(9.5)	0.1	9.8	19.4	29.0	38.7
Implied P / NAV of Non-Duplicative Portfolio							
Assumes unadjusted		56%	77%	98%	119%	140%	161%
Assumes duplicative non-accruals at $0 (2)		55	74	93	112	131	151

Broadhaven
CAPITAL PARTNERS

Note: Market data as of August 8, 2018 as reported by Capital IQ; Medley Management projections
1. Medley Management projections for net investment income less average net realized and unrealized gains and losses in 2016-2017
2. Assumes full write-down of MCC Non-Accrual holdings as of 6/30/2018; Duplicative Non-Accrual holdings to MCC at SIC as of 6/30/2018 also written down; total fair value of duplicates as of 3/31/2018

SIC / MCC Contribution Analysis

$mm	SIC	MCC	Total
6/30/2018 net asset value [(1)]	$704.0	$350.2	$1,054.1
6/30/2018 adjusted net asset value [(2)]	662.5	286.9	949.4
SIC At 75% NAV / MCC at market [(3)]	$528.0	$184.7	$712.6
SIC At 70% NAV / MCC at market [(3)]	492.8	184.7	677.4
SIC At 65% NAV / MCC at market [(3)]	457.6	184.7	642.3
SIC At 60% NAV / MCC at market [(3)]	422.4	184.7	607.1
2018E net investment income [(4)]	$47.9	$11.0	$58.9
2019P net investment income [(4)]	48.8	19.8	68.6
Average contribution	72.3%	27.7%	100.0%
Binary Ownership at 0.805x Exchange Ratio	68.8	31.2	100.0



66.8%
33.2%
69.8%
30.2%
74.1%
25.9%
72.7%
27.3%
71.2%
28.8%
69.6%
30.4%
81.4%
18.6%
71.1%
28.9%
72.3%
27.7%
68.8%
31.2%
SIC
MCC

Broadhaven
CAPITAL PARTNERS

1. 6/30/2018 results based on draft 10Q
2. 6/30/2018 results based on draft 10Q; Assumes non-accrual portfolio valued at $0; non-accrual portfolio size per Medley Management
3. Market data as of August 8, 2018, sourced from CapIQ
4. Medley Management projections

SIC / MCC Exchange Ratio

	Exchange Ratio										
	0.680x	0.700x	0.720x	0.740x	0.760x	0.780x	0.800x	0.805x	0.820x	...	0.900x
SIC Shares	96.8	96.8	96.8	96.8	96.8	96.8	96.8	96.8	96.8	...	96.8
MCC Shares Issued	37.0	38.1	39.2	40.3	41.4	42.5	43.6	43.9	44.7	...	49.0
Total Shares	133.8	134.9	136.0	137.1	138.2	139.3	140.4	140.6	141.5	...	145.8
Binary Ownership										...	
SIC	72.3%	71.7%	71.2%	70.6%	70.0%	69.5%	69.0%	68.8%	68.4%	...	66.4%
MCC	27.7	28.3	28.8	29.4	30.0	30.5	31.0	31.2	31.6	...	33.6
Implied Contribution Result ← 2018 NII	SIC at 70%		2019 NII SIC at 65%		Adjusted [2] NAV	SIC at 60%					Exchange at NAV
Implied MCC Purchase Price										...	
SIC NAV - at 75%	$3.71	$3.82	$3.93	$4.04	$4.15	$4.26	$4.36	$4.39	$4.47	...	$4.91
SIC NAV - at 70%	3.46	3.56	3.67	3.77	3.87	3.97	4.07	4.10	4.18	...	4.58
SIC NAV - at 65%	3.21	3.31	3.40	3.50	3.59	3.69	3.78	3.81	3.88	...	4.26
SIC NAV - at 60%	2.97	3.05	3.14	3.23	3.32	3.40	3.49	3.51	3.58	...	3.93
Premium / Discount to Market [1]										...	
SIC NAV - at 75%	9%	13%	16%	19%	22%	26%	29%	30%	32%	...	45%
SIC NAV - at 70%	2	5	8	11	14	17	20	21	23	...	35
SIC NAV - at 65%	(5)	(2)	0	3	6	9	12	12	14	...	26
SIC NAV - at 60%	(12)	(10)	(7)	(5)	(2)	0	3	4	6	...	16
Implied MCC P / NAV										...	
SIC NAV - at 75%	57.7%	59.4%	61.1%	62.8%	64.5%	66.2%	67.9%	68.3%	69.6%	...	76.4%
SIC NAV - at 70%	53.9	55.4	57.0	58.6	60.2	61.8	63.4	63.8	65.0	...	71.3
SIC NAV - at 65%	50.0	51.5	53.0	54.4	55.9	57.4	58.8	59.2	60.3	...	66.2
SIC NAV - at 60%	46.2	47.5	48.9	50.2	51.6	53.0	54.3	54.7	55.7	...	61.1

Broadhaven
CAPITAL PARTNERS

Note: 6/30/2018 results based on draft 10Q
1. Market data as of August 8, 2018, sourced from CapIQ
2. NAV is adjusted assuming current non-accruals are valued at $0

V. Valuation Analysis – MDLY

Valuation Observations – MDLY

Core EBITDA	▪ MDLY management uses non-GAAP financial and operating metrics to evaluate the performance of its business ▪ These metrics are presented by removing non-core items and non-recurring expenses, including reimbursable fund startup expenses, other non-core items, IPO date awarded stock-based compensation and income tax expense on adjustments
Discounted Cash Flow Analysis	▪ In reviewing MDLY's long term projections and performing a discounted cash flow analysis, we note that the valuation implies a significant premium to the current stock price. This premium is driven by, among other things, the assumption of: – No further AUM declines related to credit losses are assumed over the forecast period – Strong growth in new or recently added products
Downside Sensitivity	▪ Given the strength of management's forecasts, we have created a downside sensitivity for 2019E Core EBITDA by adjusting several key value drivers: – Declines in AUM of the two managed BDCs from 3Q 2018 management projections – Reduction in Q4 2018 AUM related to other early stage funds – SIC incentive fees reduced relative to management projections – Reduced cost savings related to decreased revenue ▪ The results of the sensitivity analysis implies a range for 2019P Core EBITDA of $29.4mm to $35.5mm
Trading and Transaction Comparables	▪ We have focused our valuation assessment on comparing the trading and transaction multiples of traditional and alternative asset management businesses, with a particular focus on the following as indications of value: – 6/30/18 LTM Core EBITDA of $23.4mm – 2018E Core EBITDA estimate of $26.5mm per Medley management – 2018E Core EBITDA (adjusted for $4.5mm of normalized management compensation) of $22.0mm – 2019P Core EBITDA estimate of $38.2mm per Medley management – 2019P Core EBITDA downside sensitivity range of $29.4mm to $35.5mm

MDLY Summary Forecast

		Quarter	Annualized	Fiscal Year Projection		CAGR
$mm unless otherwise stated	12/31/2017	6/30/2018	6/30/2018	12/31/2018	12/31/2019	2017-2019
FEAUM						
FEAUM from existing business lines	$3,158	$2,960		$3,197	$3,648	7.5%
FEAUM from new funds	--	--		25	125	N/M
Total FEAUM	3,158	2,960		3,222	3,773	9.3
Income Statement						
Total revenues	$65.8	$15.2	$60.6	$63.3	$77.3	8.4%
Core EBITDA [(1)]	29.4	5.3	21.3	26.5	38.2	13.9
Normalized core net income [(2)]	10.1	1.6	6.5	9.9	17.7	32.1
Core net income per share	$0.33	$0.05	$0.20	$0.31	$0.55	
Balance Sheet						
Total assets	$127.9	$94.2				
Total debt	126.1	126.8				
Total shareholders' equity	(77.1)	(96.5)				
Operating Ratios						
FEAUM growth	(1%)	(10%)		2%	17%	
Revenue growth	(13)	(8)		(4)	22	
EBITDA margin	45	35		42	49	

Source: 10K and 10Q filings; 6/30/2018 results based on draft 10Q; Medley Management projections
1. Core EBITDA calculated as Core Net Income before interest expense, income taxes, depreciation and amortization; sourced from Company filings; see appendix for schedule of adjustments
2. Adjustments include reimbursable fund startup expenses, other non-core items, IPO date awarded stock-based compensation and income tax expense on adjustments; Assuming 43% normalized tax rate in 2017 and 33% normalized tax rate in 2018 onwards

Management Forecast Sensitivity Analysis

2019P Core EBITDA Downside Sensitivity

- In reviewing management's forecast we have performed sensitivity analysis on the 2019P Core EBITDA of $38.2mm to assess the impact of several key value drivers on earnings
  - Reduction of management forecast 2019P AUM with alternative ranges for SIC, MCC & other products
    - We have assumed declines in AUM at both managed BDCs to simulate additional credit losses; specifically 1% to 5% for SIC and 5% to 15% at MCC
    - Decreased growth in AUM of other products that are either newly launched or at an early stage of development, with the range assuming a 0% to 50% reduction in growth relative to the management forecast
  - In line with the reduction in SIC AUM, we have also adjusted the related SIC incentive fees, incorporating a 0% to 50% reduction relative to the management forecast
  - In addition to the above revenue drivers we have also assumed that the compensation and benefits cost savings implied by reductions in AUM are 50% of management forecasts across all scenarios
- The table below shows the results of the sensitivity analysis and implies a 2019P Core EBITDA range of $29.4mm to $35.5mm

		2019P AUM Declines		
	SIC AUM	1.0%	3.0%	5.0%
	MCC AUM	5.0%	10.0%	15.0%
	Other AUM	Per Forecast	25.0%	50.0%
SIC Incentive Fee	Per Forecast	$35.5	$34.7	$33.9
	25% Discount	33.2	32.4	31.6
	50% Discount	30.9	30.1	29.4

Tax Receivable Agreement

Overview & Relevance to MDLY

Background	▪ Tax receivable agreements ("TRA") are predominantly used by pre-IPO founders to share in the value of tax benefits created by the step up in tax basis, through the transfer of partnership interests to a newly formed entity (generally the firm to IPO) ▪ The transfer increases the market value of certain assets, which can create significant deductions and tax savings to the newly formed entity, thereby increasing post tax profit ▪ TRAs generally allow for the sharing of the cash tax savings between the new entity and the pre-IPO founders, by requiring the 85% of the realized cash tax savings to be remitted to the pre-IPO founders
Application to MDLY	▪ In conjunction with MDLY's IPO in September 2014, it entered into a TRA with its pre-IPO founders (i.e. class B shareholders and holders of the LLC units) ▪ The LLC units are exchangeable for Class A common stock on a one-for-one basis and the exchange of LLC units for Class A common stock results in an increase to the tax basis of Medley LLC, which ultimately serves to reduce the amount of tax MDLY would otherwise pay ▪ The TRA in place between MDLY and the pre-IPO founders provides for the payment, by MDLY to exchanging LLC unitholders, of 85% of the cash tax savings realized as a result the increase in tax basis ▪ The term of the TRA is structured to continue until all tax benefits have been utilized or expire, excluding instances where MDLY exercises its right to terminate the TRA for an agreed amount based on the present value of future projected cash tax savings
Change of Control Implications	▪ Upon a change of control, MDLY's obligations with respect to the TRA become fixed as all of the outstanding LLC units are assumed to be exchanged for Class A common stock based on the terms of the change of control event ▪ This effectively fixes or crystallizes the obligations under the TRA, which become a liability to the acquirer, no longer contingent on the existence of sufficient taxable income or actually realizing cash tax savings from the increase in basis

Tax Receivable Agreement

Illustrative payment structure



Pre-IPO Holders
100 class B common shares
0% economic interest
97.8% voting power
Medley Group LLC
Public Shareholders
5.563 million Class A common shares
100% economic interest
2.3% voting power
Party to the TRA
Medley Management Inc. (NYSE: MDLY)
Public company
100% voting power in Medley LLC
18% ownership of Medley LLC
TRA Payments to LLC Unitholders
Party to the TRA
82% ownership of Medley LLC
24.839 million LLC units (exchangeable on a 1 for 1 basis for shares of Class A common stock) (1)
Medley LLC
Affiliate Operating Subsidiaries

Note: As of July 11, 2018. Excludes 1.755 million unvested RSUs; figures per Medley management

1. Includes 1.506 million restricted LLC units that would vest upon a change of control

Basis Step-up Valuation

$mm unless otherwise stated	2019P	2020P	2021P	2022P	...	2033P
Total deductions to MDLY	$18.0	$18.0	$18.0	$18.0	...	$18.0
Tax rate	*33%*	*33%*	*33%*	*33%*	...	*33%*
Cash tax benefit to MDLY	$6.0	$6.0	$6.0	$6.0	...	$6.0
Present value of cash tax benefits	**$5.3**	**$4.8**	**$4.2**	**$3.8**	...	**$1.1**

Future Value	
Cash tax benefits	**$89.4**
MDLY diluted shares outstanding	32.2
Cash tax benefits per share	**$2.78**

Present Value	
Cash tax benefits	**$40.6**
MDLY diluted shares outstanding	32.2
Cash tax benefits per share	**$1.26**

Sensitivity – Cash Tax Benefits to MDLY

	Present Value of Cash Tax Benefits	
Discount Rate (%)	Total Value	Value per Share
8.0	51.0	1.59
10.0	45.3	1.41
12.0	40.6	1.26
14.0	36.6	1.14
16.0	33.2	1.03

Note: The basis step-up from an accounting perspective is based on the nominal purchase price of $6.25

MDLY Analysis at Various Prices

		Current Proposal (SIC P / NAV)			
		60%	65%	70%	75%
Implied SIC stock value		**$4.36**	**$4.73**	**$5.09**	**$5.46**
Purchase price					
Cash		$3.44	$3.44	$3.44	$3.44
Stock (0.3836x exchange ratio)		1.68	1.81	1.95	2.09
Dividend (in aggregate)		0.40	0.40	0.40	0.40
Purchase price (pre-basis step-up)		**$5.51**	**$5.65**	**$5.79**	**$5.93**
Basis step-up value [1]		(1.26)	(1.26)	(1.26)	(1.26)
Adjusted purchase price		**$4.25**	**$4.39**	**$4.53**	**$4.67**
% Cash mix - pre-basis step-up adjustment		*70%*	*68%*	*66%*	*65%*
Purchase price (pre-basis step-up) premium [2]	**$ / share**				
Current stock price	3.45	59.8%	63.9%	67.9%	72.0%
6 month average stock price	4.96	11.1	13.9	16.7	19.5
Adjusted price premium [2]	**$ / share**				
Current stock price	3.45	23.3%	27.3%	31.4%	35.4%
6 month average stock price	4.96	(14.3)	(11.5)	(8.7)	(5.9)
Adjusted price EBITDA multiple	**$mm**				
LTM Q2 2018 Core EBITDA [3]	$23.4	10.2x	10.4x	10.6x	10.8x
2018E Core [4]	26.5	9.0	9.2	9.3	9.5
2018E Core (Adjusted for Management Comp) [5]	22.0	10.8	11.1	11.3	11.5
2019P Core [4]	38.2	6.3	6.4	6.5	6.6
2019P Core (Downside Sensitivity) [6]	29.4	8.1	8.3	8.4	8.6

Broadhaven
CAPITAL PARTNERS

1. The basis step-up from an accounting perspective is based on the nominal purchase price of $6.25; value per share based on 33.2mm shares; discount rate of 12%
2. Market data as of August 8, 2018 as reported by Capital IQ
3. 6/30/2018 results based on draft 10Q; Core EBITDA calculated as Core Net Income before interest expense, income taxes, depreciation and amortization; sourced from Company filings; see appendix for schedule of adjustments
4. Medley management projections
5. EBITDA adjusted to include normalized management compensation
6. Downside sensitivity assumes 15% decline in MCC AUM and 5% decline in SIC AUM; 50% reduction in forecast new AUM in Q4 2018; SIC incentive fees are 50% of management projections; Compensation and benefits cost savings related to decreased revenue 50% of management model

MDLY Valuation Summary

Implied MDLY Share Price Adjusting for the Value of the Basis Step-up

$mm, unless otherwise stated

	Metric	Range	Implied Share Price ($) Low	Implied Share Price ($) High
Precedent Transactions				
LTM Q2 2018 Core EBITDA [1]	$23.4	8.0x — 12.0x	2.66	5.58
2018E Core EBITDA	26.5		3.42	6.72
2018E Core EBITDA (Adjusted for Management Comp) [2]	22.0		2.30	5.04
2019P Core EBITDA	38.2		6.32	11.07
2019P Core EBITDA (Downside Sensitivity) [3]	29.4		4.13	7.78
Market Premium [4]				
Current Share Price	$3.45	20% — 40% Premium	4.14	4.83
6-Month Average Share Price	4.96		5.96	6.95
Discounted Cash Flows Analysis (Management Forecast) [5]			6.58	15.57
Analyst Research Reports				
Credit Suisse (June 2018) [6]			6.00	9.00



Pre basis-step-up adjustment
Post basis-step-up adjustment
$4.39 (7) $4.53 (8)
$5.65 (7) $5.79 (8)

Note: See important valuation information on page 33

1. 6/30/2018 results based on draft 10Q; Core EBITDA calculated as Core Net Income before interest expense, income taxes, depreciation and amortization; sourced from Company filings; see appendix for schedule of adjustments
2. EBITDA adjusted to include normalized management compensation
3. Assumes 15% decline in MCC AUM and 5% decline in SIC AUM; 50% reduction in forecast new AUM in Q4 2018; SIC incentive fees are 50% of management projections; Compensation and benefits cost savings related to decreased revenue 50% of management model
4. Market data as of August 8, 2018 as reported by Capital IQ
5. Medley Management projections; This valuation methodology does not take into account the sensitivity factors described on page 33 for 2019P, which (if applied) would be expected to yield a materially lower valuation range
6. Based on Credit Suisse analyst research report "More Positive on the Stock Despite Dividend Cut Risk" published June 8, 2018
7. Implied purchase price assuming SIC is valued at 65% P / NAV pre and post basis-step-up adjustment
8. Implied purchase price assuming SIC is valued at 70% P / NAV pre and post basis-step-up adjustment

Discounted Cash Flow Analysis: Management Forecast

	2018E	2019E	2020E	2021E	2022E	2023E
Financial Summary:						
Revenues	63.3	77.3	91.0	105.9	123.2	143.4
Revenue Growth		*22.1%*	*17.7%*	*16.4%*	*16.4%*	*16.4%*
Core EBITDA	26.5	38.2	46.8	54.5	63.5	73.8
Core EBITDA Margin	*41.9%*	*49.4%*	*51.4%*	*51.5%*	*51.5%*	*51.5%*
D&A	0.9	0.9	0.9	0.9	0.9	0.9
Capex	1.1	1.1	1.1	1.1	1.1	1.1
Net Working Capital	12.7	15.5	18.2	21.2	24.6	28.7
DCF Analysis:						
Free Cash Flow						
EBIT	–	37.3	45.9	53.6	62.6	72.9
Plus D&A & Other Expenses	–	0.9	0.9	0.9	0.9	0.9
Less Capex	–	(1.1)	(1.1)	(1.1)	(1.1)	(1.1)
Less Unlevered Income Taxes	–	(12.3)	(15.1)	(17.7)	(20.6)	(24.1)
Change in Working Capital	–	(2.8)	(2.7)	(3.0)	(3.5)	(4.0)
Cash Flows	**–**	**22.0**	**27.8**	**32.8**	**38.3**	**–**
Total Terminal Value	**–**	**–**	**–**	**–**	**590.7**	**–**
Enterprise Value (1)					**441.0**	
Less Current Debt (2)					(126.8)	
Plus Current Cash (2)					24.9	
Equity Value ($mm)					**339.0**	
Price Per Share (2)					*10.54*	

Sensitivities: Enterprise Value ($mm)

		EBITDA Terminal Multiple (x)				
		6.0x	**7.0x**	**8.0x**	**9.0x**	**10.0x**
	10.0%	401	451	502	552	603
Discount	**12.0%**	376	423	470	517	564
Rate	**14.0%**	354	397	441	485	528
(%)	**16.0%**	333	373	414	455	496
	18.0%	314	352	390	428	466

Sensitivities: Price Per Share ($)

	EBITDA Terminal Multiple (x)				
	6.0x	**7.0x**	**8.0x**	**9.0x**	**10.0x**
10.0%	9.30	10.86	12.43	14.00	15.57
12.0%	8.53	9.99	11.45	12.91	14.36
14.0%	7.82	9.18	10.54	11.90	13.26
16.0%	7.18	8.44	9.71	10.98	12.25
18.0%	6.58	7.76	8.95	10.13	11.32

Key Assumptions

- 2018E – 2021E projections based on management forecast; 2022E – 2023E projections in line with management forecasts
- Assumes capital expenditures of 120% of D&A and change in NWC is 20% of revenue
- Valuation date as of December 31, 2018; Exit date on December 31, 2022
- Terminal value calculated using forward EBITDA multiple applied to 2023E financials

Key Observations

- Implied enterprise value of $441mm represents 15% of MDLY FEAUM as of June 30, 2018
- Implied price per share of $9.58 represents:
  - 206% premium to current share price
  - 187% premium to 1-month average share price
  - 112% premium to 6-month average share price

Note: Market data as of August 8, 2018 as reported by Capital IQ; Medley Management projections
1. Assuming 14.0% WACC and 8x forward EBITDA in the terminal year
2. Balance sheet data as of 6/30/2018 based on draft 10Q
3. Based on 32.2mm fully diluted shares

Asset Management EV / NTM EBITDA

Last 5 Years

Current EV / NTM EBITDA	8.0x
52 Week High	9.7
52 Week Low	7.9
YTD Median	8.3



14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
Aug-13
Feb-14
Aug-14
Feb-15
Aug-15
Feb-16
Aug-16
Feb-17
Aug-17
Feb-18
Aug-18
8.8x
8.0x
Traditional AM Comps
5 Year Median

Note: Market data as of August 2, 2018 as reported by Capital IQ

Comparable Public Companies Analysis – Trading Metrics

Selected Traditional Asset Managers

Trading Metrics – 8/02/2018

Company	Market Value (mm)	% of 52 Week High	Enterprise Value (mm)	Price / Earnings 2018E	Price / Earnings 2019E	Price / Earnings 2020E	EV / EBITDA LQA	EV / EBITDA 2018E	EV / EBITDA 2019E	EV / Revenues LQA	EV / Revenues 2018E	EV / Revenues 2019E	EV / AUM	Div Yield	L-T Growth
Traditional Asset Managers															
BlackRock	$77,623	80.1%	$75,236	17.2x	15.6x	14.3x	13.2x	12.7x	11.7x	5.7x	5.2x	4.8x	1.2%	2.6%	13.4%
T. Rowe Price	29,811	93.0	26,606	16.1	15.0	13.6	10.5	10.5	9.9	5.5	4.9	4.6	2.5	2.4	11.8
Franklin Resources	16,973	69.4	12,129	10.4	10.3	10.0	5.3	5.2	5.3	2.6	1.9	2.0	1.7	2.9	6.4
Invesco	10,255	65.0	11,613	9.3	8.7	8.2	7.1	7.3	7.1	2.6	3.0	2.9	1.2	4.8	9.0
Affiliated Managers Group [1]	8,428	72.1	9,871	10.1	8.9	8.0	10.0	9.4	8.8	4.1	4.0	3.9	2.3	0.8	11.2
AllianceBernstein	7,655	92.9	7,203	10.7	10.7	9.6	8.4	8.1	8.3	2.4	2.1	2.1	1.3	8.8	7.9
Eaton Vance [2]	6,765	85.4	6,118	15.7	13.8	N/A	11.2	10.2	N/A	4.2	3.5	3.3	1.4	2.4	19.3
Janus Henderson	5,862	70.6	5,415	10.2	9.9	9.4	6.8	7.0	6.8	2.3	2.3	2.2	1.5	4.9	10.2
Legg Mason	2,844	69.4	4,690	8.5	8.8	7.9	7.2	6.6	7.0	1.7	1.5	1.5	0.6	4.2	18.6
Artisan Partners	2,664	78.5	2,767	10.6	10.1	10.4	8.6	8.5	8.4	3.3	3.3	3.2	2.4	7.4	11.0
Hamilton Lane	2,430	93.8	2,387	26.7	25.1	22.1	12.6	17.5	16.7	7.7	8.8	7.5	4.4	1.4	15.0
Federated Investors	2,385	62.3	2,209	10.0	9.5	9.7	6.6	7.0	6.4	2.2	2.0	1.9	0.6	4.7	5.4
Cohen & Steers	1,973	85.1	1,672	16.5	15.7	14.9	11.1	10.7	10.1	4.8	4.3	4.1	2.9	3.3	9.4
Waddell & Reed Financial	1,781	85.9	1,068	9.3	9.3	8.9	4.2	4.2	4.5	1.7	0.9	0.9	1.4	5.0	8.9
BrightSphere	1,362	67.7	1,396	6.6	6.4	6.0	4.8	4.7	4.6	1.5	1.5	1.4	0.6	N/A	9.9
WisdomTree	1,253	60.6	1,320	22.5	19.8	17.2	22.2	16.1	12.4	4.4	4.7	4.2	2.2	1.5	36.6
Virtus	995	92.8	1,055	10.3	9.2	8.9	6.8	6.2	5.5	2.3	1.9	1.7	1.2	1.4	25.2
GAMCO Investors	732	83.3	742	N/A	N/A	N/A	5.1	N/A	N/A	2.4	N/A	N/A	1.8	0.3	N/A
Diamond Hill	719	88.1	486	N/A	N/A	N/A	5.9	N/A	N/A	3.4	N/A	N/A	2.2	3.6	N/A
Victory Capital	681	69.0	966	5.7	5.3	5.1	6.1	6.0	5.6	2.7	2.3	2.2	1.6	N/A	9.7
Pzena	647	70.2	638	11.6	11.2	N/A	8.1	N/A	N/A	4.2	4.2	4.0	1.7	1.3	N/A
Westwood	570	83.4	461	N/A	N/A	N/A	7.4	N/A	N/A	3.5	N/A	N/A	2.1	4.6	N/A
Manning & Napier	236	70.2	77	13.7	20.6	N/A	3.2	3.2	5.9	0.5	0.5	0.5	0.3	10.8	N/A
Silvercrest	233	96.9	211	13.9	12.4	11.3	6.7	7.5	6.7	2.1	2.1	2.0	1.0	3.3	N/A
Mean		**78.6%**		**12.6x**	**12.2x**	**10.9x**	**8.3x**	**8.4x**	**8.0x**	**3.2x**	**3.1x**	**2.9x**	**1.7%**	**3.8%**	**13.3%**
Median		**79.3**		**10.6**	**10.3**	**9.6**	**7.1**	**7.4**	**7.0**	**2.7**	**2.3**	**2.2**	**1.5**	**3.3**	**10.6**

Broadhaven
CAPITAL PARTNERS

Note: Market data as of August 2, 2018 per Capital IQ; Based on company filings and consensus estimates as reported by Capital IQ; Financial data as of most recently reported quarter
1. Enterprise value excludes minority interests
2. Fiscal quarters end January 31, April 30, July 31 and October 31; Calendar year figures as of January 31

Comparable Public Companies Analysis – Trading Metrics

Selected Alternative Asset Managers

Trading Metrics – 8/02/2018

Company	Stock Price	% of 52 Week High	Market Value	MRQ AUM [1]	Div Yield [2]	EV / [3] AUM [1]	Price / ENI [4] LQA	Price / ENI [4] 2018E	Price / ENI [4] 2019E	Price / Distributable Earnings [5] LQA	Price / Distributable Earnings [5] 2018E	Price / Distributable Earnings [5] 2019E	L-T Growth
Alternative Asset Managers													
The Blackstone Group	$34.72	92.5%	$41,969	$333	6.4%	11.5%	9.7x	11.4x	10.8x	15.0x	15.0x	11.8x	10.6%
KKR & Co.	27.13	97.1	22,476	139	2.5	9.5	5.4	10.4	11.6	14.5	16.7	15.7	11.7
Apollo Global Management	34.11	91.3	13,798	202	5.5	5.3	31.8	23.9	10.6	16.2	15.2	10.9	N/A
The Carlyle Group	24.25	93.6	8,130	146	5.7	5.1	8.8	9.7	7.9	20.6	14.9	9.0	(1.5)
Oaktree Capital Group	41.85	87.1	6,577	101	6.8	4.8	15.4	12.5	10.7	15.2	12.5	10.2	4.5
Ares Management	21.25	81.9	4,780	77	5.7	6.1	15.7	12.9	10.8	13.3	17.4	14.5	8.0
Och-Ziff Capital Management	2.01	50.9	995	32	6.5	2.1	33.2	7.2	6.3	38.3	N/A	N/A	(1.3)
Mean		**84.9%**			**5.6%**	**6.4%**	**17.1x**	**12.6x**	**9.8x**	**19.0x**	**15.3x**	**12.0x**	**5.3%**
Median		**91.3**			**5.7**	**5.3**	**15.4**	**11.4**	**10.7**	**15.2**	**15.1**	**11.3**	**6.3**

Note: Market data as of August 2, 2018 as reported by Capital IQ; Based on company filings and consensus estimates as reported by Capital IQ; Financial data as of June 30, 2018

1. Includes fee-generating assets under management only
2. Based on LTM dividends
3. Net debt calculation based on debt of operating entity, less cash and cash equivalents and investments of operating entity; includes preferred units of operating entities as applicable
4. Based on the average ENI per share forecasts from equity research reports where available; broad range of analysts include Credit Suisse, Deutsche Bank, Evercore, Jefferies, JPMorgan, Morgan Stanley, Oppenheimer, RBC, SunTrust, UBS, Wells Fargo and William Blair
5. LQA figure for Ares represents realized income

Selected Precedent Transactions

Credit Managers

Precedent Transactions as of 8/2/2018 [1]

Date	Target / Advisor Replaced	Acquirer	Firm Value (mm)	AUM (bn)	Firm Value to: AUM	LTM Revenue	LTM EBITDA	PF Revenue	PF EBITDA	Step Up Adjusted [6]
Apr-18	TCAP Internally Managed Advisor [2]	Barings	$85	$1.2	6.9%	N/A	N/A	6.2x	12.4x	10.5x
Jul-17	Fifth Street Asset Management [3]	Oaktree Capital Management	320	2.6	12.5	5.3x	10.6x	6.0	11.9	10.1
Aug-16	CIFC [4]	F.A.B. Partners	333	14.1	2.4	3.4	7.5	N/A	N/A	N/A
Jul-16	BDCA Advisors [5]	Benefit Street Partners	70	2.6	2.7	1.7	3.4	1.1	2.1	N/A
Mean					**6.1%**	**3.5x**	**7.2x**	**4.4x**	**8.8x**	**10.3x**
Median					**4.8**	**3.4**	**7.5**	**6.0**	**11.9**	**10.3**

Broadhaven CAPITAL PARTNERS

Source: Company merger press releases, Company merger investor presentations, Company filings as applicable; Premiums as reported by Capital IQ

1. Data at the time of transaction announcement; Includes earnout provisions as applicable
2. Pro forma revenue and EBTDA based on new management fee rates and assumes 50% margin
3. Revenue includes LTM incentive and base management fees from FSC and FSFR, EBITDA; pro forma revenue and EBTDA based on new management fee rates and assuming most recent quarter annualized incentive fees; assumes 50% margin
4. Purchase price excludes $0.10 dividend per share
5. Rumored deal value per InvestmentNews; Revenue includes LTM management and incentive fees (excluding fees waived); pro forma revenue and EBTDA based on new management fee rates and assuming most recent quarter annualized incentive fees; assumes 50% margin
6. Adjusted multiple based on reducing the purchase price by the NPV of the basis step up assuming zero starting basis, 33% tax rate and a 15 year amortization period

VI. Merger Analysis

Merger Analysis – Net Investment Income

2019P Net Investment Income	
SIC net investment income	**$48.8**
MDLY pre-tax core net income	$26.5
Less: Basis step-up amortization	(18.0)
MDLY taxable net income	$8.5
Less: Tax expense	(2.8)
MDLY After-tax net income	$5.7
Plus: Basis step-up amortization	$18.0
MDLY after-tax net income	**$23.6**
MCC net investment income	**$19.8**
Estimated expense savings	6.8
Incremental GAAP compensation	(7.5)
Post-tax cost of financing	(2.3)
Pro forma net investment income	**$89.2**
Pro forma shares outstanding	*153.1*

2019P Net Investment Income Per Share Accretion / Dilution	
Pro forma net investment income per share	$0.58
Standalone SIC net investment income per share	0.50
% Accretion / Dilution	**15.6%**

Note: Medley Management projections

Merger Analysis – Net Asset Value and Return on Equity

6/30/2018 Pro Forma Fully Diluted Shares Outstanding	
SIC shares outstanding	96.8
Issued to MCC based on exchange ratio	43.2
Issued to MDLY based on exchange ratio	11.7
MDLY LLC Units Vesting	1.5
Pro forma shares outstanding	**153.1**

6/30/2018 Net Asset Value Per Share Accretion / Dilution	
SIC 6/30/2018 net asset value	$704.0
MCC stock consideration	319.0
MDLY stock consideration	95.8
Less: transaction fees	(15.0)
Plus: Bargain purchase gain relating to MCC	31.2
Less: Pre-closing dividend to MDLY	(12.9)
Pro forma net asset value	**$1,122.0**
Pro forma 6/30/2018 net asset value per share	$7.33
Standalone SIC 6/30/2018 net asset value per share	7.27
% Accretion / Dilution	**0.7%**

2019P Operating ROE bps Increase	
Pro forma operating ROE [(1)]	8.0%
Standalone SIC operating ROE	7.0
bps Accretion / Dilution	**0.94**

Broadhaven CAPITAL PARTNERS

Note: Medley Management projections
1. Assumes no additional share issuances post-transaction and 100% dividend payout ratio to net investment income

Appendix I: MDLY – Additional Information

GAAP Reconciliation to Core EBITDA

Medley Management (MDLY)

All figures in $000s	Quarter 6/30/2018
Net (loss) income attributable to MDLY	($128)
Net (loss) income attributable to non-controlling interests in Medley LLC	133
Total net income (loss) attributable to MDLY and non-controlling interests in Medley LLC	**$5**
Reimbursable fund startup expenses	442
IPO date award stock-based compensation	433
Severance expense	338
Non-core business development and other expenses	1,008
Income tax expense on adjustments	(208)
Core Net Income	**$2,018**
Interest expense	2,715
Income taxes	403
Depreciation & amortization	215
Core EBITDA	**$5,351**

Source: MDLY draft 10Q as of 6/30/2018

Appendix II: Historical Public Market M&A Premiums Paid

Overall M&A Environment

Public Market Premiums

- Premiums to trading levels have come down slightly against the background of higher trading multiples
- Median purchase premium since 2010 has been about 27%

Median Premium to Unaffected Stock Price [1]



35%
30%
25%
20%
15%
10%
5%
0
30%
29%
29%
25%
23%
27%
30%
24%
2010
2011
2012
2013
2014
2015
2016
2017

Distribution of Premiums Paid 2010-2017 [1]



16%
12%
8%
4%
0%
11%
14%
14%
15%
13%
9%
7%
4%
3%
Less Than 0%
0%- 10%
10% - 20%
20% - 30%
30% - 40%
40% - 50%
50% - 60%
60% - 70%
70% - 80%

Source: FactSet, Dealogic
1. Based on deals with public company targets